Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877 and 333-109879) of Valeant Pharmaceuticals International of our report dated March 15, 2006, except for the restatement described in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is January 22, 2007, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in the Annual Report on Form 10-K/A for the year ended December 31 , 2005.

PricewaterhouseCoopers LLP
Orange County, California
January 30, 2007